SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[ ] Preliminary Proxy Statement	[ ]	Confidential, for use of the
Commission only (as permitted by
[ ] Definitive Proxy Statement		Rule 14a-6(e)(2))
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HEARx Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required

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[   ] Fee paid previously with preliminary materials.

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(1)	Amount previously paid:

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On June 7, 2002, HEARx Ltd. issued a press release announcing that it will adjourn its annual meeting of stockholders scheduled for June 10, 2002 until June 25, 2002. The following is the text of the press release:

Company Contact:
Paul A. Brown, M.D.	The Investor Relations Company:
Chairman of the Board	Karl Plath or Brien Gately
HEARx Ltd.	(847) 564-5610
(561) 478-8770 Ext. 123

HEARx LTD. TO ADJOURN ANNUAL MEETING OF STOCKHOLDERS

     West Palm Beach, Florida – June 7, 2002 — HEARx Ltd. (AMEX: EAR) today announced that it intends to convene its Annual Meeting of Stockholders as scheduled on June 10, 2002 and then immediately adjourn the meeting to reconvene on June 25, 2002. The reconvened Annual Meeting of Stockholders will be held at the same location, 700 13th Street, N.W., Suite 700, Washington DC at 2:00 p.m. local time. The Company is planning this adjournment in order to give additional stockholders a further opportunity to vote at the Annual Meeting. The previously scheduled agenda items will remain the same.

     HEARx Ltd. provides hearing care to patients whose health insurance and managed care organizations have contracted with HEARx for such care and to retail “self-pay” patients. Eighty HEARx centers are currently located in California, Florida, New York and New Jersey. HEARx is the largest hearing care organization accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) in the $2.5 billion field of hearing services of which approximately $600 million is generated in the geographic areas currently serviced by HEARx centers.

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